EXHIBIT 5

[QUARLES & BRADY LLP LETTERHEAD]

       One South Pinckney Street         Attorneys at Law in:
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       www.quarles.com




                                 October 6, 2003




American Medical Security Group, Inc.
3100 AMS Boulevard
Green Bay, Wisconsin 54313

         Re: American Medical Security Group, Inc. Directors Deferred Compensation Plan

Ladies and Gentlemen:

        We are providing this opinion in connection with the Registration Statement of American Medical Security Group, Inc. (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed issuance of up to 50,000 shares of Common Stock, no par value per share, of the Company (the "Shares") and associated Preferred Share Purchase Rights (the "Rights") pursuant to the American Medical Security Group, Inc. Directors Deferred Compensation Plan (the "Plan").

        We have examined: (i) the Registration Statement; (ii) the Company's Amended and Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the Rights Agreement, dated as of August 9, 2001, as amended, between the Company and LaSalle Bank National Association (as successor rights agent to Firstar Bank, N.A.), as Rights Agent (the "Rights Agreement"); (iv) the Plan; (v) the corporate proceedings relating to adoption of the Plan and the authorization for the issuance of the Shares pursuant to the Plan; and (vi) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.

        On the basis of the foregoing, we advise you that, in our opinion:

        1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

        2. The Shares to be sold from time to time pursuant to the Plan which are original issuance or treasury shares, when issued as and for the

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American Medical Security Group, Inc.
October 6, 2003
Page 2


           consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

        3. The Rights associated with the Shares, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                                Very truly yours,

                                                /s/ Quarles & Brady LLP

                                                QUARLES & BRADY LLP